Exhibit 14.1

MOBIQUITY TECHNOLOGIES, INC.

CODE OF ETHICS AND BUSINESS CONDUCT

1.            Introduction.

1.1    The Board of Directors of MOBIQUITY TECHNOLOGIES, INC. (together with its subsidiaries, the "Company") has adopted this Code of Ethics and Business Conduct (the "Code") in order to:

(a)                promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

(b)               promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the "SEC") and in other public communications made by the Company;

(c)                promote compliance with applicable governmental laws, rules and regulations;

(d)               promote the protection of Company assets, including corporate opportunities and confidential information;

(e)                promote fair dealing practices;

(f)                deter wrongdoing; and

(g)               ensure accountability for adherence to the Code.

1.2    All directors and executive officers are required to be familiar with the Code, comply with its provisions and report any suspected violations as described below in Section 10, Reporting and Enforcement.

2.            Honest and Ethical Conduct.

2.1    The Company's policy is to promote high standards of integrity by conducting its affairs honestly and ethically.

2.2    Each director and executive officer (including the Company’s Co-Chief Executive Officers, Chief Financial Officer, and principal executive officer(s) and principal financial officer(s) of the Company’s subsidiaries) must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company's customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job.

3.            Conflicts of Interest.

3.1    A conflict of interest occurs when an individual's private interest (or the interest of a member of his or her family) interferes, or even appears to interfere, with the interests of the Company as a whole. A conflict of interest can arise when an executive officer or director (or a member of his or her family) takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an executive officer or director (or a member of his or her family) receives improper personal benefits as a result of his or her position in the Company.

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3.2    Loans by the Company to, or guarantees by the Company of obligations of, executive officers or directors or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by the Company to, or guarantees by the Company of obligations of, any director or executive officer or their family members are expressly prohibited.

3.3    Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest should be avoided unless specifically authorized as described in Section 3.4.

3.4    Directors and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from a Co- Chief Executive Officer.

4.            Compliance.

4.1    Executive officers and directors should comply, both in letter and spirit, with all applicable laws, rules and regulations in the cities, states and countries in which the Company operates.

4.2    Although not all executive officers and directors are expected to know the details of all applicable laws, rules and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. Questions about compliance should be addressed to a Co-Chief Executive Officer.

4.3    No director or executive officer may purchase or sell any Company securities while in possession of material non-public information regarding the Company, nor may any director or executive officer purchase or sell another company's securities while in possession of material non-public information regarding that company. It is against Company policies and illegal for any director, or executive officer to use material non-public information regarding the Company or any other company to:

(a)                obtain profit for himself or herself; or

(b)               directly or indirectly "tip" others who might make an investment decision on the basis of that information.

5.            Disclosure.

5.1    The Company's periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules.

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5.2    Each director and executive officer who contributes in any way to the preparation or verification of the Company's financial statements and other financial information must ensure that the Company's books, records and accounts are accurately maintained. Each director and executive officer must cooperate fully with the Company's accounting and internal audit departments, as well as the Company's independent public accountants and counsel.

5.3    Each director and executive officer who is involved in the Company's disclosure process must:

(a)                be familiar with and comply with the Company's disclosure controls and procedures and its internal control over financial reporting; and

(b)               take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.

6.            Protection and Proper Use of Company Assets.

6.1    All directors and executive officers should protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability and are prohibited.

6.2    The obligation to protect Company assets includes the Company's proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business and marketing plans and strategies, engineering and manufacturing ideas, designs, databases, records, and any non-public financial data or reports,. Unauthorized use or distribution of this information is prohibited and could also be illegal and result in civil or criminal penalties, or could subject the Company to breach of contract claims.

7.            Corporate Opportunities. All directors and executive officers owe a duty to the Company to advance its interests when the opportunity arises. Directors and executive officers are prohibited from taking for themselves personally (or for the benefit of friends or family members) opportunities that are discovered through the use of Company assets, property, information or position. Directors and executive officers may not use Company assets, property, information or position for personal gain (including gain of friends or family members).

8.            Confidentiality. Directors and executive officers must maintain the confidentiality of information entrusted to them by the Company or by its customers, suppliers or partners, except when disclosure is expressly authorized or legally required. Confidential information includes all non-public information (regardless of its source) that might be of use to the Company's competitors or harmful to the Company or its customers, suppliers or partners if disclosed, and such other information which the Company is obligated to keep confidential contractually or pursuant to law. Unauthorized use or disclosure of this information is prohibited, and could also be illegal and result in civil or criminal penalties, or could subject the Company to breach of contract claims.

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9.            Communications. In order to promote efficient operations and a positive Company culture, and to maintain control of the Company’s interests and obligations regarding proprietary, confidential and/or non-public information, non-executive officer directors should not initiate communications with non-executive officer employees of the Company without the consent of a Co-Chief Executive Officer.

10.           Reporting and Enforcement.

10.1    Reporting and Investigation of Violations.

(a)                Actions prohibited by this code involving directors or executive officers must be reported to a Co-Chief Executive Officer.

(b)               After receiving a report of an alleged prohibited action, the Co-Chief Executive Officer must promptly take all appropriate actions necessary to investigate.

(c)                All directors and executive officers are expected to cooperate in any internal investigation of misconduct.

10.2    Enforcement.

(a)                The Company must ensure prompt and consistent action against violations of this Code.

(b)               If, after investigating a report of an alleged prohibited action by a director or executive officer, the investigating Co-Chief Executive Officer determines that a violation of this Code has occurred, the investigating Co-Chief Executive Officer will report such determination to the Board of Directors.

(c)                Upon receipt of a determination that there has been a violation of this Code, the Board of Directors will take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, dismissal, removal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

10.3    Waivers.

(a)                The Board of Directors may, in its discretion, waive any violation of this Code.

(b)               Any waiver for a director or an executive officer shall be disclosed as required by SEC rules.

10.4    Prohibition on Retaliation.

The Company does not tolerate acts of retaliation against any director, officer or employee who makes a good faith report of known or suspected acts of misconduct or other violations of this Code.

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